As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Verity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0182779
(State of Incorporation)	(I.R.S. Employer Identification No.)

894 Ross Drive

Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended

Cardiff Software, Inc. 2000 Stock Option Plan

(Full title of the plans)

Anthony J. Bettencourt

Chief Executive Officer, President and Director

Verity, Inc.

894 Ross Drive

Sunnyvale, California 94089

(408) 541-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy J. Moore, Esq. Brett D. White, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306-2155 (650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock (par value $0.001)	522,800 shares	(see Notes to Calculation of Registration Fee)	$4,189,673.19	$530.83

(1)	54,365 shares to be registered pursuant to the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended, and 468,435 shares to be registered pursuant to the Cardiff Software, Inc. 2000 Stock Option Plan. This Registration Statement shall cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price of the shares to be offered under the these plans are based upon (a) the weighted average exercise price for shares issuable pursuant to outstanding options granted under (i) the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended, and (ii) the Cardiff Software, Inc. 2000 Stock Option Plan and (b) the average of the high and low prices of the registrant’s common stock on March 18, 2004 as reported on the Nasdaq National Market (pursuant to Rule 457(c)) for shares reserved for future issuance under (i) the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended, and (ii) the Cardiff Software, Inc. 2000 Stock Option Plan. The registration fee is calculated as follows:

Plan	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable pursuant to outstanding options under the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended	54,365	$10.5857	$575,491.87
Shares issuable pursuant to outstanding options under the Cardiff Software, Inc. 2000 Stock Option Plan	403,035	$6.8174	$2,747,631.32
Shares reserved for future issuance under the Cardiff Software, Inc. 2000 Stock Option Plan	65,400	$13.25	$866,550
TOTAL	522,800		$4,189,673.19

EXPLANATORY NOTE

The shares registered hereunder will be issued upon the exercise of stock options assumed by Verity, Inc., a Delaware corporation (the “Company” or the “Registrant”), pursuant to the terms of the Agreement and Plan of Merger, dated February 2, 2004, by and among the Company, Colt Acquisition Corp., a wholly owned subsidiary of the Company, Cardiff Software, Inc., a California corporation, and Robert Wadsworth as the shareholders’ representative (the “Merger Agreement”). The transactions contemplated by the Merger Agreement were completed on March 15, 2004. These stock options were originally granted to employees and consultants of Cardiff Software, Inc. under Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended and Cardiff Software, Inc. 2000 Stock Option Plan (collectively, the “Plans”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed on August 7, 2003, including all material incorporated by reference therein, as amended by the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended May 31, 2003, filed on August 27, 2003, including all material incorporated by reference therein;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2003, filed on October 9, 2003;

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2003, filed on January 9, 2004;

(d) The Company’s Current Report on Form 8-K filed on October 29, 2003;

(e) The Company’s Current Report on Form 8-K/A filed on October 31, 2003;

(f) The Company’s Current Report on Form 8-K filed on February 5, 2004; and

(g) The description of the Company’s Common Stock contained in Registration Statement on Form 8-A (No. 33-96228) filed on September 28, 1995 and Registration Statement on Form 8-A (No. 000-26880) filed on October 10, 1996.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the common stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain members of Cooley Godward LLP own an aggregate of approximately 4,614 shares of the Company’s Common Stock and options to purchase approximately 89,000 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers

Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ “duty of care.” While the relevant statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

The Company has adopted provisions in its Certificate of Incorporation, as amended, which eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by law. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Company’s state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Act.

The Company has agreements in place with its directors and officers whereby the Company indemnifies them for certain events or occurrences while the officer and director is, or was, serving at the Company’s request in such capacity.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	Amended and Restated Rights Agreement, dated August 1, 1995, as amended(1)
4.2	Form of Rights Agreement, dated September 18, 1996, by and between Verity, Inc. and First National Bank of Boston, as rights agent(2)
4.3	First Amendment to Rights Agreement, dated July 23, 1999, by and between Verity, Inc. and BankBoston, N.A.(3)
5.1	Opinion of Cooley Godward LLP(4)
23.1	Consent of PricewaterhouseCoopers LLP(4)
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement(4)
24	Power of Attorney is contained on the signature pages.(4)
99.1	Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended(4)
99.2	Form of Incentive Stock Option Agreement used in connection with the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended(4)
99.3	Form of Nonqualified Stock Option Agreement used in connection with the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended(4)
99.4	Form of Incentive Stock Option Agreement to be used in connection with the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended [form to be used with AudienceOne Employees in connection with the merger of AudienceOne with Cardiff Software, Inc.](4)
99.5	Cardiff Software, Inc. 2000 Stock Option Plan(4)
99.6	Form of Incentive Stock Option Agreement used in connection with the Cardiff Software, Inc. 2000 Stock Option Plan(4)
99.7	Form of Nonqualified Stock Option Agreement used in connection with the Cardiff Software, Inc. 2000 Stock Option Plan(4)
99.8	Form of Stock Option Agreement for Executive Officers used in connection with the Cardiff Software, Inc. 2000 Stock Option Plan(4)

(1)	Incorporated by reference from Exhibit 4.2 in the Company’s Registration Statement on Form 8-A (No.33-96228), as filed with the Securities and Exchange Commission on September 28, 1995.
(2)	Incorporated by reference from Exhibit No. 1 in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 10, 1996.
(3)	Incorporated by reference from Exhibit No. 99.2 in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 29, 1999.
(4)	Filed herewith.

Item 9.	Undertakings

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 19, 2004.

VERITY, INC.

By:	/s/ Anthony J. Bettencourt

Anthony J. Bettencourt Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Bettencourt and Steven R. Springsteel, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Bettencourt (ANTHONY J. BETTENCOURT)	Chief Executive Officer, President and Director	March 19, 2004

/s/ Steven R. Springsteel (STEVEN R. SPRINGSTEEL)	Senior Vice President of Finance and Administration and Chief Financial Officer (Principal Financial Officer)	March 19, 2004

/s/ Paul H. Cook (PAUL H. COOK)	Corporate Controller (Principal Accounting Officer)	March 19, 2004

/s/ Gary J. Sbona (GARY J. SBONA)	Chairman and Director	March 19, 2004

(VICTOR A. COHN)	Director

(STEVEN M. KRAUSZ)	Director

/s/ Stephen A. MacDonald (STEPHEN A. MACDONALD)	Director	March 19, 2004

/s/ Karl C. Powell, Jr. (KARL C. POWELL, JR.)	Director	March 19, 2004

/s/ John G. Schwarz (JOHN G. SCHWARZ)	Director	March 19, 2004

/s/ Charles P. Waite, Jr. (CHARLES P. WAITE, JR.)	Director	March 19, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Rights Agreement, dated August 1, 1995, as amended	(1)
4.2	Form of Rights Agreement, dated September 18, 1996, by and between Verity, Inc. and First National Bank of Boston, as rights agent	(2)
4.3	First Amendment to Rights Agreement, dated July 23, 1999, by and between Verity, Inc. and BankBoston, N.A.	(3)
5.1	Opinion of Cooley Godward LLP	(4)
23.1	Consent of PricewaterhouseCoopers LLP	(4)
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement	(4)
24	Power of Attorney is contained on the signature pages.	(4)
99.1	Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended	(4)
99.2	Form of Incentive Stock Option Agreement used in connection with the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended	(4)
99.3	Form of Nonqualified Stock Option Agreement used in connection with the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended	(4)
99.4	Form of Incentive Stock Option Agreement to be used in connection with the Cardiff Software, Inc. 1997 Equity Incentive Plan, as amended [form to be used with AudienceOne Employees in connection with the merger of AudienceOne with Cardiff Software, Inc.]	(4)
99.5	Cardiff Software, Inc. 2000 Stock Option Plan	(4)
99.6	Form of Incentive Stock Option Agreement used in connection with the Cardiff Software, Inc. 2000 Stock Option Plan	(4)
99.7	Form of Nonqualified Stock Option Agreement used in connection with the Cardiff Software, Inc. 2000 Stock Option Plan	(4)
99.8	Form of Stock Option Agreement for Executive Officers used in connection with the Cardiff Software, Inc. 2000 Stock Option Plan	(4)

(1)	Incorporated by reference from Exhibit 4.2 in the Company’s Registration Statement on Form 8-A (No.33-96228), as filed with the Securities and Exchange Commission on September 28, 1995.
(2)	Incorporated by reference from Exhibit No. 1 in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 10, 1996.
(3)	Incorporated by reference from Exhibit No. 99.2 in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 29, 1999.
(4)	Filed herewith.